Exhibit 99.1

Richard Dickson Appointed President and Chief Executive Officer of Gap Inc.

Dickson, experienced consumer product and retail industry executive, tapped to lead the global apparel retail portfolio
SAN FRANCISCO – July 26, 2023 – Gap Inc. (NYSE: GPS), the largest specialty apparel company in the U.S., with a portfolio that includes Old Navy, Gap, Banana Republic and Athleta, today announced that its Board of Directors has appointed Richard Dickson as the company’s President and Chief Executive Officer, effective August 22, 2023.
“Richard has invaluable expertise in areas critical to the work Gap Inc. is doing to strengthen the company for the long term. And we are thrilled to have his visionary leadership as the company redefines the future potential of Gap Inc. and its renowned American fashion brands,” said lead independent director, Mayo A. Shattuck III.
Dickson will join Gap Inc. from his most recent role as President and Chief Operating Officer of Mattel, where he was a lead architect in a global corporate transformation that has reinvigorated Mattel’s iconic brands, including Barbie, Hot Wheels and Fisher-Price, as well as restored the company to growth and reaffirmed Mattel as an industry thought leader. Richard was appointed to the Gap Inc. Board of Directors in November of 2022.
Shattuck added, “On behalf of the Gap Inc. Board and management team, I want to thank Bobby Martin for serving as Interim CEO during this important time, and the teams who have moved quickly to simplify the company’s operating model, increase the speed and quality of decision making, and restore its creative muscle – work that will pay back for years to come.”
Dickson said, "Gap Inc. is a portfolio of iconic brands, known for having defined American style with bold thinking and making quality fashion accessible to millions. But it's the work ahead that excites me most - the chance to work hand-in-hand with the teams to evolve Gap Inc. for a new era." He continued, "Under Bobby's leadership, the team has begun to truly reset the company for long-term success, establishing a new foundation that I'm eager to build on."
Martin, who will remain Chair of the Board and ensure a smooth transition, said, “Gap Inc. has a rich heritage, with brands that have great meaning in people’s lives. Amidst a deliberate and thoughtful search process, it became clear that Richard is destined for this role at this moment. His experience as a proven transformational brand builder and belief in the power of inclusivity, make him a perfect fit for Gap Inc.” Martin added, “I'm incredibly proud of the organization’s commitment to the success of this company, as they are embracing operational rigor, regaining product and customer obsession, with an eye on modernizing the way we work, all of which becomes a strong foundation for what’s ahead.”
About Richard Dickson
Dickson comes to Gap Inc. from his role as President and Chief Operating Officer of Mattel, where he led a portfolio of global brands, overseeing innovation strategy, design and development, brand marketing and franchise management. Under his leadership, the company developed and launched the Mattel Playbook, a brand-building approach that has been instrumental in growing Mattel’s power brands and accelerating Mattel’s transformation.

Prior to Mattel, Dickson was President and CEO of Branded Businesses for The Jones Group, where he led global design and development, including marketing and merchandising, wholesale, retail, and e-commerce, brought new relevance to dated fashion labels, and acquired and developed new brands. Dickson also co-founded Gloss.com, the first online retailer dedicated to high-end cosmetics, and served as an executive at Bloomingdale’s.
About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2022 net sales were $15.6 billion. For more information, please visit www.gapinc.com.
Investor Relations Contact:
Emily Gacka
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
Press@gap.com